PRECIOUS METALS SUPPLEMENT

In addition to the provisions of that certain Custody Agreement dated as of November 7, 2002, as amended, pursuant to which each Prudential-sponsored Fund listed on the Schedule A attached hereto and made a part hereof (each, a “Client”) has appointed The Bank of New York Mellon as custodian (the “Custodian”) to, among other things, hold securities and cash and to perform related services (the “Agreement”), the following provisions of this Precious Metals Supplement (this “Supplement”) shall apply with respect to each Client to the custody of assets consisting of precious metals.

ARTICLE I

APPOINTMENT OF CUSTODIAN; CUSTODIAL SERVICES TO BE PROVIDED BY SUBCUSTODIAN

1. The Client hereby appoints the Custodian as custodian to hold and maintain certain property consisting of the metals described in the attached Addendum A (the “Precious Metals”) and which are specified in each authenticated trade instruction sent by the Client or by an Authorized Person to the Custodian.

2. The Custodian hereby accepts appointment as such custodian of the Precious Metals and agrees to perform its duties in respect thereof pursuant to the provisions of this Supplement. The Client acknowledges that the Custodian shall utilize the services of one or more subcustodians identified to the Client from time to time (each, for purposes of this Supplement, a “Subcustodian”), to serve as warehouseman of the Precious Metals held hereunder. Precious Metals held through a Subcustodian shall be held subject to the terms and conditions of the Custodian’s agreement with such Subcustodian. The Custodian at any time may cease utilizing any Subcustodian and/or may replace a Subcustodian with a different Subcustodian, provided that (i) Custodian shall give Client sixty (60) days prior written notice of its intention to appoint or replace a Subcustodian, or (ii) in the event of a material breach of the subcustodian agreement between the Custodian and the Subcustodian, Custodian shall give Client written notice of the nature of that breach, subject to confidentiality obligations, as explanation for the need to replace the Subcustodian upon less than sixty (60) days notice; provided, however, that the fees associated with the new subcustodian shall be mutually agreed upon by Custodian and Client prior to the transfer of Precious Metals to the new subcustodian. In the event the Custodian selects a replacement Subcustodian, the Custodian shall not utilize such replacement Subcustodian until after Client’s board or foreign custody manager has determined that utilization of such replacement Subcustodian satisfies the requirements of the Investment Company Act of 1940, as amended and the rules promulgated thereunder.

ARTICLE II

RESPONSIBILITIES OF CUSTODIAN AND SUBCUSTODIANS

1. The Custodian shall receive, hold and keep the Precious Metals at a secure facility maintained by a Subcustodian which shall be identified to the Client from time to time (the “Secure Facility”).

2. The Custodian shall be responsible for the safekeeping of the Precious Metals in the form and condition in which they are delivered to its Subcustodian acting as its warehouseman. The Custodian shall cause the Subcustodian to keep the Precious Metals held for the Client hereunder separately identified and segregated and to maintain records identifying the Precious Metals belonging to the Client.

3. The Custodian shall provide the Client with reporting by a means agreed between the parties detailing the Precious Metals received, delivered and held at a Subcustodian. The Client agrees that it shall promptly review all such statements and shall advise the Custodian of any error, omission or inaccuracy therein. Unless the Client delivers a written notice of any such error, omission or inaccuracy to the Custodian within five business days after receipt of such statement by the Client, such statement shall be deemed to be conclusive and binding on the Client. With respect to any Losses incurred by Client as a result of the acts or failures to act by a Subcustodian acting as warehouseman hereunder, Custodian shall take all reasonable and appropriate actions to recover such Losses and Custodian’s liability shall be limited to the amount recovered net of Custodian’s reasonable costs and expenses. Except as expressly provided herein, with respect to any Losses incurred by the Client as the result of the acts or the failures to act by the Subcustodian, the Custodian shall be fully responsible as provided hereunder as if it had performed the acts or failure to act itself except to the extent any such Losses are due to (i) the fraud of such Subcustodian and the Custodian exercised reasonable care in the selection and monitoring of such Subcustodian or (ii) the insolvency or bankruptcy of such Subcustodian and the Custodian exercised reasonable care in the selection and monitoring of such Subcustodian.

4. The Custodian shall cause the Subcustodian it designates to take delivery of the Precious Metals from the Client to acknowledge receipt from the Client of the Precious Metals. The Subcustodian shall record certain specifications indicated on the Precious Metals and Custodian shall maintain a record of such specifications. It is understood and agreed that neither the Custodian nor its Subcustodians are responsible for the authenticity of markings on or for the weight, fineness or contents of any of the Precious Metals, delivered to them by the Client or a third party for the account of the Client.

5. The Custodian shall maintain insurance protection, and shall require the Subcustodian to maintain insurance protection (provided the Custodian is not responsible for and does not guarantee the insurance protection maintained by a Subcustodian), covering the Custodian’s duties and activities hereunder in such amounts and insuring against such risks as the Custodian deems reasonable and appropriate under the circumstances; provided however, that the insurance coverage shall be in an amount that is at least the amount of the Precious Metals held in custody under this Supplement. Upon request, Custodian shall provide Client with proof of insurance required by this section.

ARTICLE III

DELIVERY AND WITHDRAWAL OF PRECIOUS METALS

1. Each delivery of Precious Metals to be held in custody in accordance with this Supplement shall be made pursuant to an authenticated trade instruction sent by the Client or by an Authorized Person to the Custodian. Such instruction must be received at the published trade instruction deadlines and by the agreed communication method. Such instruction shall be acknowledged by the Custodian. The authorized trade instruction shall identify the Precious Metal to be delivered, in such customary manner as specified by the Custodian, and the delivery date, and the Custodian’s acknowledgment shall identify the Subcustodian and Secure Facility to which the Client shall deliver the Precious Metal. Delivery shall be made only to the Secure Facility of the Subcustodian designated by the Custodian. The Client acknowledges and agrees that neither the Custodian nor the designated Subcustodian has any responsibility or liability for any loss, damage or destruction of any Precious Metals prior to the time the Subcustodian accepts the care, custody and control of the Precious Metals at the specified Subcustodian’s Secure Facility, and the Client hereby releases the Custodian and each Subcustodian from any such responsibility or liability. In the event the Precious Metal delivered to the Subcustodian differs from the identification provided by the Client, the Custodian shall endeavor promptly to notify the Client. Neither the Custodian nor any Subcustodian shall be liable for any loss resulting from the failure of the Precious Metal actually delivered to conform to the identification provided by the Client in the authorized trade instruction.

2. Each withdrawal of Precious Metals from custody in accordance with this Supplement shall be made pursuant to an authenticated trade instruction sent by the Client or by an Authorized Person to the Custodian. Such instruction must be received at the published trade instruction deadlines and by the agreed communication method. Such instruction shall be acknowledged by the Custodian. The authorized trade instruction shall identify the Precious Metal to be withdrawn, in such customary manner as specified by the Custodian, and the delivery date and the Custodian’s acknowledgment shall identify the Subcustodian and Secure Facility from which the Client shall take delivery of the Precious Metal. The Client must collect or arrange for the collection of the Precious Metal being withdrawn from the Subcustodian having physical possession thereof. All risk in and to the Precious Metal withdrawn shall pass from the Custodian at the specified Secure Facility at the time the carrier arranged by Subcustodian to transport such Precious Metal acknowledges receipt.

3. The Client shall be responsible for all expenses associated with the delivery and withdrawal of Precious Metals to and from the Secure Facility, as well as all insurance, safekeeping, security and secure transport arrangements for the Precious Metals while either in storage outside the terms of this Supplement or in transit to or from the Custodian’s appointed Subcustodian. The Client shall pay or reimburse the Custodian from time to time for any taxes or other governmental charges payable, and actually paid, by the Custodian upon storage or transfer of the Precious Metals made hereunder.

4. If, in the Custodian’s opinion, any authenticated trade instruction is unclear or ambiguous, the Custodian shall endeavor to obtain clarification from the Client. In the absence of such clarification the

Custodian may, in its absolute discretion, either (i) decline to take action until clarification is received, or (ii) act on what if believes, in good faith, to be such instruction.

ARTICLE IV

CONCERNING CUSTODIAN

Except as otherwise expressly provided herein, the Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys’ and accountants’ fees (collectively, “Losses”), incurred by or asserted against the Client, except those Losses arising out of the Custodian’s own gross negligence or willful misconduct. The Custodian shall have no liability whatsoever for the action or inaction of any commodities exchange. In no event shall the Custodian be liable to the Client or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Supplement.

ARTICLE V

MISCELLANEOUS.

The provisions of this Supplement shall apply solely with respect to the custody of Precious Metals. All provisions of the Agreement shall nevertheless remain in full force and effect with respect to assets held pursuant to this Supplement, and all capitalized terms and provisions contained in the Agreement shall be read so as to apply fully to the services and activities contemplated by this Supplement; provided, that in the event of any conflict between the provisions of the Agreement and the provisions of this Supplement, the provisions of this Supplement shall control.

Dated: June 30, 2015

EACH FUND LISTED ON SCHEDULE A HERETO

By: /s/ M. Sadiq Peshimam

Name: M. Sadiq Peshimam

Title: Treasurer

THE BANK OF NEW YORK MELLON

By: /s/ Shalini O’Suilleabhain

Name: Shalini O’Suilleabhain

Title: VP

ADDENDUM A

Gold Bullion

SCHEDULE A

AST Ivy Asset Strategy Portfolio of the Advanced Series Trust